Mei Feng A. Zhang (Investor Contact):	(212) 940-3312;	investorrelations@axiscapital.com
Anna Kukowski (Media Contact):	(212) 715-3574;	anna.kukowski@axiscapital.com

AXIS CAPITAL COMMENTS ON IMPACT OF CATASTROPHE AND OTHER WEATHER-RELATED LOSSES ON THIRD QUARTER 2022 FINANCIAL RESULTS

Pembroke, Bermuda, October 20, 2022 - AXIS Capital Holdings Limited ("AXIS Capital" or the "Company") (NYSE: AXS) today announced that it expects to report a small operating income for the third quarter of 2022.

The Company's results are impacted by a pre-tax net loss estimate for catastrophes and other weather-related events of $212 million ($186 million, after-tax), including $160 million for Hurricane Ian.

The Company's insurance segment's results include an amount of $100 million for Hurricane Ian and $13 million for other weather-related events. The Company's reinsurance segment's results include an amount of $60 million for Hurricane Ian, $23 million for June European Convective Storms, and $16 million for other weather-related events.

The Company's net loss estimate for Hurricane Ian is consistent with industry insured losses of approximately $60 billion, excluding the National Flood Insurance Program. The Company's net loss estimate for June European Convective Storms is consistent with industry insured losses of approximately $7 billion, an increase from approximately $3 billion at June 30, 2022. Other weather-related events primarily relate to regional weather events in the United States, and typhoons in Asia.

The net loss estimate for Hurricane Ian for the Company's insurance segment is based primarily on a ground-up assessment of losses from individual contracts exposed to the affected regions, including preliminary information received from clients, brokers and loss adjusters. The net loss estimate for Hurricane Ian for the Company's reinsurance segment is primarily based on catastrophe modeling analyses, industry insured loss estimates, market share analyses and limited information received from clients and brokers. Due to the nature and timing of this event, including the complexity of loss assessment, factors contributing to the loss and the preliminary nature of the information available to prepare this estimate, the actual net loss for this event may ultimately differ materially from this current estimate.

AXIS Capital's results will be discussed during its conference call on Thursday, October 27, 2022 at 9:30 AM (EDT).

About AXIS Capital
AXIS Capital, through its operating subsidiaries, is a global specialty underwriter and provider of insurance and reinsurance solutions. The Company has shareholders' equity of $4.7 billion at June 30, 2022 and locations in Bermuda, the United States, Europe, Singapore and Canada. Its operating subsidiaries have been assigned a rating of "A+" ("Strong") by Standard & Poor's and "A" ("Excellent") by A.M. Best. For more information about AXIS Capital, visit its website at www.axiscapital.com.

Website and Social Media Disclosure
The Company uses its website (www.axiscapital.com) and its corporate LinkedIn (AXIS Capital) and Twitter (@AXIS_Capital) accounts as channels of distribution of Company information. The information posted through these channels may be deemed material. Accordingly, investors should monitor these channels, in addition to following the Company's press releases, SEC filings and public conference calls and webcasts. In addition, e-mail alerts and other information about AXIS Capital may be received by those enrolled in the Company's "E-mail Alerts" program, which can be found in the Investor Information section of the Company's website (www.axiscapital.com).The contents of the Company's website and social media channels are not part of this press release.

Follow AXIS Capital on LinkedIn and Twitter.
LinkedIn: http://bit.ly/2kRYbZ5

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934.

Forward-looking statements contained in this press release include without limitation information regarding estimates for the Company’s expected results for operations for the third quarter ended September 30, 2022 and catastrophes and other weather-related losses.

These statements involve risks, uncertainties and assumptions. Important factors that could cause actual events or results to differ materially from expectations, include but are not limited to, the following:

COVID-19
•the adverse impact of the ongoing COVID-19 pandemic on the Company's business, results of operations, financial condition and liquidity;

Insurance Risk
•the occurrence and magnitude of natural and man-made disasters, including the potential increase of our exposure to natural catastrophe losses due to climate change;
•actual claims exceeding loss reserves;
•the failure of any of the loss limitation methods that the Company employs;
•the effects of emerging claims, coverage and regulatory issues, including increasing litigation and uncertainty related to coverage definitions, limits, terms and conditions;
•the failure of the Company's cedants to adequately evaluate risks;
•the adverse impact of inflation;

Strategic Risk
•losses from war including losses related to the Russian invasion of Ukraine, terrorism and political unrest, or other unanticipated losses;
•changes in the political environment of certain countries in which the Company operates or underwrites business, including the United Kingdom's withdrawal from the European Union;

Regulatory Risk
•changes in governmental regulations and potential government intervention in the insurance industry;

Credit Risk
•general economic, capital and credit market conditions, including fluctuations in interest rates, credit spreads, equity securities' prices and/or foreign currency rates;
•breaches by third parties to the Company's program business of their obligations;

Operational Risk
•the use of industry models and changes to these models; and

Risks Related to Taxation
•changes in tax laws;

Readers should carefully consider the risks noted above together with.other factors including but not limited to those described under Item 1A, ‘Risk Factors’ in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC"), as those factors may be updated from time to time in the Company's periodic and other filings with the SEC which are accessible on the SEC's website at www.sec.gov.

The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com